Exhibit 1

EXECUTION VERSION

VOTING AGREEMENT

VOTING AGREEMENT, dated as of March 31, 2008 (this “Agreement”), by and among Teva Pharmaceutical Industries Limited, an Israeli corporation (“Buyer”), Beryllium Merger Corporation, a Delaware corporation (“Acquisition Sub”), and the Persons (as hereinafter defined) set forth on Schedule I attached hereto (collectively, the “Stockholders”, and each, a “Stockholder”).

W I T N E S S E T H:

WHEREAS, simultaneously with the execution and delivery of this Agreement, Buyer, Acquisition Sub and Bentley Pharmaceuticals, Inc., a Delaware corporation (the “Company”), are entering into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended from time to time as provided therein, the “Merger Agreement”), providing for, among other things, the merger of Acquisition Sub with and into the Company (the “Merger”);

WHEREAS, each Stockholder Beneficially Owns (as hereinafter defined) the number of shares of common stock of the Company (the “Company Stock”) set forth opposite such Stockholder’s name on Schedule I attached hereto; and

WHEREAS, as a condition and inducement to the willingness of Buyer to enter into the Merger Agreement and incur the obligations set forth therein, Buyer has required that the Stockholders enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, each intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINED TERMS

Section 1.1                                      Definitions.  Capitalized, undefined terms used in this Agreement shall have the respective meanings ascribed to such terms in the Merger Agreement.  For purposes of this Agreement, the terms below shall have the following meanings:

“Affiliate” means, with respect to any specified Person, any other Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such specified Person.  For purposes of this Agreement, with respect to any Stockholder, “Affiliate” shall not include the Company and the Persons that directly, or indirectly through one or more intermediaries, are controlled by the Company.  For the avoidance of doubt, no officer or director of the Company shall be deemed an Affiliate of another officer or director of the Company by virtue of his or her status as an officer or director of the Company.

“Alternative Transaction” means (a) any Competing Proposal or Superior Proposal, (b) any other transaction that involves (i) the Transfer of twenty-five percent (25%) or more of the equity interests of the Company or any of its significant subsidiaries (whether by merger or otherwise) or (ii) any acquisition that would constitute twenty-five percent (25%) or more of the revenues, net income or assets of the Company and its subsidiaries, taken as a whole (other than the transactions contemplated by the Merger Agreement), or (c) any other agreement or transaction that would reasonably be expected to materially hinder, delay, impede or frustrate the consummation of the transactions contemplated by the Merger Agreement (including, without limitation, the Merger and the Spin-Off) or any actions required in furtherance thereof.

“Beneficially Owned” or “Beneficial Ownership” with respect to any securities means having beneficial ownership of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act, disregarding the phrase “within 60 days” in paragraph (d)(1)(i) thereof), including pursuant to any agreement, arrangement or understanding, whether or not in writing.

“Beneficial Owner” with respect to any securities means a Person that has Beneficial Ownership of such securities.

“Person” shall mean an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

“Subject Securities” means, with respect to any Stockholder, without duplication, (a) any shares of Company Stock Beneficially Owned by such Stockholder on the date hereof as described on Schedule I, and (b) any additional shares of Company Stock acquired by such Stockholder or over which such Stockholder acquires Beneficial Ownership, whether pursuant to existing options, warrants or other rights to acquire securities of the Company or otherwise.

“Termination Time” means the earliest of (a) the Effective Time, (b) the termination of the Merger Agreement in accordance with Section 8.1 thereof, (c) the time of any modification to the Merger Agreement that adversely affects the Stockholders in any material respect, or (d) written notice by Buyer to the Stockholders of the termination of this Agreement.

“Transfer” means, with respect to a security, the sale, transfer, pledge, hypothecation, encumbrance, assignment, exclusive license or other disposition of such security or the Beneficial Ownership thereof, the offer to make such a sale, transfer, pledge, hypothecation, encumbrance, assignment, exclusive license or other disposition, and each option, agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing.  As a verb, “Transfer” shall have a correlative meaning.

ARTICLE II

COVENANTS OF STOCKHOLDERS

Section 2.1                                      Irrevocable Proxy.  Concurrently with the execution of this Agreement, each Stockholder shall execute and deliver to Buyer a proxy in the form attached hereto as Exhibit A (each, a “Proxy”).  Each Proxy shall be irrevocable to the fullest extent provided in Section 212 of the Delaware General Corporation Law (the “DGCL”) with respect to the securities referred to therein.

Section 2.2                                      Agreement to Vote.

(a)                                  At any meeting of the stockholders or holders of other securities of the Company, however called, and at every adjournment or postponement thereof, or in connection with any written consent of, or any other action by, the stockholders or other holders of securities of the Company given or solicited, each Stockholder shall vote, or provide his or her consent with respect to, all of such Stockholder’s Subject Securities entitled to vote or to consent thereon:  (i) in favor of adoption, approval and consummation of the Merger Agreement and the transactions contemplated thereby (including, without limitation, the Merger and the Spin-Off) and any actions required in furtherance thereof and (ii) against any Alternative Transaction or any other action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or that is intended, or could reasonably be expected, to materially impede, interfere with, delay, postpone, discourage or adversely affect the consummation of the Merger or the other transactions contemplated by the Merger Agreement.

(b)                                 Each Stockholder hereby agrees that he or she shall not directly or indirectly enter into any agreement (whether written or oral) with any other Person (other than Buyer) to vote, grant any proxy or give instructions with respect to the voting of, any Subject Securities that are Beneficially Owned by such Stockholder.

Section 2.3                                      Revocation of Proxies; Cooperation.

(a)                                  Each Stockholder hereby severally, but not jointly, and with respect only to himself or herself and not any other Stockholder, represents and warrants to Buyer that any proxies heretofore given in respect of the Subject Securities Beneficially Owned by such Stockholder are not irrevocable, and such Stockholder hereby revokes any and all proxies (other than the Proxies) with respect to such Subject Securities.  Stockholder shall not grant any proxies or powers of attorney with respect to the matters set forth in Section 2.2 hereof (other than to Buyer), deposit any of the Subject Securities Beneficially Owned by him or her, or enter into a voting agreement (other than this Agreement) with respect to any of such Subject Securities.

(b)                                 Each Stockholder shall use all reasonable efforts to (i) cooperate with the Company, Acquisition Sub and Buyer in connection with, and in furtherance of, the transactions contemplated by the Merger Agreement (including, without limitation, the

Merger and the Spin-Off), (ii) promptly take such actions as are reasonably necessary or appropriate to consummate such transactions, and (iii) provide any information reasonably requested by the Company or Buyer for any regulatory application or filing made or approval sought in respect of such transactions.

Section 2.4                                      No Limitation.  Buyer and each Stockholder hereby agree that, notwithstanding anything to the contrary contained in this Agreement, (i) the provisions of this Agreement apply solely to such Stockholder when acting in his or her capacity as a holder of securities of the Company and not when acting or purporting to act as a director or officer of the Company (it being understood that the Company has separate and independent obligations to Buyer under the Merger Agreement); and (ii) none of the provisions of this Agreement shall be construed to prohibit, limit or restrict any Stockholder from exercising his or her fiduciary duties to the Company by voting or taking any other action whatsoever in the capacity of a director or officer of the Company.

Section 2.5                                      No Transfer of Subject Securities; Publicity.

(a)                                  During the term of this Agreement, (i) no Stockholder shall take any action to subject any of the Subject Securities that are Beneficially Owned by him or her to any Lien, (ii) no Stockholder shall (w) Transfer or agree to Transfer, (x) solicit or encourage (including by way of providing material nonpublic information) any proposal, (y) participate or engage in discussions or negotiations, or (z) enter into any agreement or arrangement in principal, in each case with respect to the Transfer of any of the Subject Securities that are Beneficially Owned by him or her or grant any proxy or power-of-attorney with respect to any such Subject Securities, (iii) each Stockholder shall vote all of such Stockholder’s Subject Securities against any Alternative Transaction and (iv) each Stockholder shall use all reasonable efforts to prevent creditors in respect of any pledge of the Subject Securities that are Beneficially Owned by him or her from exercising their rights under such pledge.  This Section 2.5 shall not prohibit a Transfer of Subject Securities by a Stockholder to any member of such Stockholder’s immediate family, or to a trust for the benefit of such Stockholder or any member of such Stockholder’s immediate family; provided, however, that a Transfer referred to in this sentence shall be permitted only if, as a condition precedent to such Transfer, the transferee in such Transfer agrees in a writing that is reasonably satisfactory in form and substance to Buyer to be bound by all of the terms of this Agreement as though such transferee were a Stockholder hereunder.

(b)                                 Except to the extent required by applicable law, each Stockholder shall not, and each Stockholder shall cause his or her Affiliates and their respective directors (or persons in similar positions), officers, employees, agents or representatives (as applicable) not to, make any press release or public announcement with respect to the business or affairs of the Company or Buyer, including this Agreement and the Merger Agreement and the transactions contemplated hereby and thereby, without the prior written consent of Buyer and the Company in each instance, which consent shall not be unreasonably withheld, delayed or conditioned.

Section 2.6                                      No Appraisal.  Each Stockholder hereby (a) agrees not to make a demand for appraisal in respect of any Subject Securities that are Beneficially Owned by him or her and (b) hereby irrevocably and unconditionally waives any and all appraisal rights (including, without limitation, under Section 262 of the DGCL), dissenters’ rights and similar rights relating to the Merger Agreement or any of the transactions contemplated thereby (including, without limitation, the Merger).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS

Each Stockholder hereby severally, but not jointly, and with respect only to himself or herself and not any other Stockholder, represents and warrants to Buyer that:

Section 3.1                                      Ownership.  Such Stockholder is the sole Beneficial Owner and the record and legal owner of the Subject Securities or options, warrants or other rights to acquire Subject Securities, as applicable, set forth opposite such Stockholder’s name on Schedule I attached hereto, which Subject Securities constitute all of the securities of the Company that are Beneficially Owned by such Stockholder as of the date hereof; and such Stockholder has good and valid title to all of such Subject Securities, free and clear of all Liens, options, proxies and voting agreements and has the sole right to such Subject Securities, and there are no restrictions on rights of disposition or other Liens pertaining to such Subject Securities.  None of the Subject Securities set forth opposite such Stockholder’s name on Schedule I attached hereto is subject to any voting trust or other contract (whether written or oral) with respect to the voting thereof, and no irrevocable proxy, power of attorney or other authorization has been granted with respect to any of such Subject Securities.

Section 3.2                                      Authority and Non-Contravention.

(a)                                  Assuming due authorization, execution and delivery of this Agreement by Buyer, this Agreement has been duly and validly executed and delivered by such Stockholder and constitutes the legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms except (i) to the extent limited by applicable bankruptcy, insolvency or similar laws affecting creditors’ rights and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought; and such Stockholder has all necessary power, authority and legal capacity to execute and deliver this Agreement and to perform his or her obligations under this Agreement, and no other proceedings or actions on the part of such Stockholder are necessary to authorize such Stockholder’s execution, delivery or performance of this Agreement or its consummation of the transactions contemplated hereby.

(b)                                 Except for applicable filings to be made by such Stockholder under Section 13 of the Exchange Act, such Stockholder is not nor will it be required to make any filing with or give any notice to, or to obtain any consent from, any Person or Governmental Entity in connection with the execution, delivery or performance of this Agreement or to obtain any permit or approval from any Governmental Entity for any of the transactions contemplated hereby.

(c)                                  Neither the execution and delivery of this Agreement by such Stockholder nor the consummation of the transactions contemplated hereby will directly or indirectly (whether with notice or lapse of time or both) (i) conflict with, result in any violation of, require any consent under or constitute a default by such Stockholder under any mortgage, bond, indenture, agreement, instrument or obligation to which such Stockholder is a party or by which he or she or any of his or her assets (including any Subject Securities that are Beneficially Owned by such Stockholder) are bound, or violate any permit of any Governmental Entity, or any law, order or consent decree to which such Stockholder, or any of his or her assets (including any Subject Securities that are Beneficially Owned by such Stockholder), may be subject, or (ii) result in the imposition or creation of any Lien upon or with respect to any of the assets owned or used by such Stockholder (including any Subject Securities that are Beneficially Owned by him or her), except, in each case, for any violations, failures to obtain consents, defaults or other actions that would not, and would not reasonably be expected to, individually or in the aggregate, prevent or delay the performance of such Stockholder under this Agreement.

Section 3.3                                      Total Shares.  Except as set forth on Schedule I attached hereto, such Stockholder is not the Beneficial Owner of, and does not have (whether currently, upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combination of the foregoing) any right to acquire, and has no other interest in or voting rights with respect to, any securities of the Company.

Section 3.4                                      Reliance.  Such Stockholder understands and acknowledges that Buyer is entering into the Merger Agreement in reliance upon such Stockholder’s execution, delivery and performance of this Agreement.

ARTICLE IV

GENERAL PROVISIONS

Section 4.1                                      No Ownership Interest.  Nothing contained in this Agreement shall be deemed to vest in Buyer or any of its Affiliates (including, without limitation, Acquisition Sub) any direct or indirect ownership or incidents of ownership of or with respect to any Subject Securities.  All rights, ownership and economic benefits of and relating to the Subject Securities shall remain and belong to the Stockholders, and Buyer and its Affiliates (including, without limitation, Acquisition Sub) shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct any Stockholder in the voting of any of the Subject Securities, except as otherwise provided herein.

Section 4.2                                      Notices.  All notices, consents, waivers and other communications under this Agreement shall be in writing (including facsimile or similar writing) and shall be given:

(a)                                  If to Buyer, to:

Teva Pharmaceutical Industries Limited
5 Basel Street
Petach Tikva 49131

Attention:	General Counsel and Secretary
Facsimile:	011 972 3 924 6026

With a copy to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019

Attention:	Peter H. Jakes, Esq.
Jeffrey S. Hochman, Esq.

Facsimile:  (212) 728-9592

(b)                                 If to a Stockholder, to such Stockholder’s address set forth on Schedule I attached hereto.

or such other address or facsimile number as a party hereto may hereafter specify for the purpose by notice to the other parties hereto.  Each notice, consent, waiver or other communication under this Agreement shall be effective only (a) if given by facsimile, when the facsimile is transmitted to the facsimile number specified in or pursuant to this Section 4.2 and the appropriate facsimile confirmation is received or (b) if given by overnight courier or personal delivery, when delivered at the address specified in or pursuant to this Section 4.2.

Section 4.3                                      Entire Agreement and Modification.  This Agreement, each Proxy and any other documents delivered by the parties hereto in connection herewith constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and constitute (along with the documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement among the parties hereto with respect to the subject matter hereof.  This Agreement shall not be amended, supplemented or otherwise modified except by a written document executed by the party against whose interest the modification will operate.

Section 4.4                                      Drafting and Representation.  The parties hereto hereby agree that the terms and language of this Agreement were the result of negotiations between the parties and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any party hereto.  Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

Section 4.5                                      Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction, as determined by a court of competent jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without affecting the validity or enforceability of the remaining provisions hereof.  Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 4.6                                      Assignment, Binding Effect and No Third-Party Rights.  This Agreement shall not be assigned (by operation of law or otherwise) without the prior written consent of Buyer (in the case of assignment by a Stockholder) or the Stockholders (in the case of an assignment by Buyer), and any purported assignment or delegation other than in accordance with this Section 4.6 shall be void ab initio; provided that Buyer may assign its rights and obligations hereunder to Acquisition Sub or any other subsidiary of Buyer.  This Agreement will apply to, be binding in all respects upon, and inure to the benefit of each of the parties hereto and their respective successors, personal or legal representatives, heirs, distributes, devisees, legatees, executors, administrators and permitted assigns.  Nothing expressed or referred to in this Agreement will be construed to give any Person, other than the parties to this Agreement, any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement except such rights as may inure to the respective successors, personal or legal representatives, heirs, distributes, devisees, legatees, executors, administrators and permitted assigns of the parties hereto as provided in this Section 4.6.

Section 4.7                                      Enforcement of Agreement.  Each Stockholder hereby acknowledges and agrees that Buyer and/or its Affiliates (including, without limitation, Acquisition Sub) could be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by such Stockholder could not be adequately compensated by monetary damages.  Accordingly, such Stockholder hereby (a) waives, in any action for specific performance, the defense of adequacy of a remedy at law and (b) agrees that, in addition to any other right or remedy to which Buyer may be entitled, at law or in equity, Buyer shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

Section 4.8                                      Waiver.  The rights and remedies of the parties to this agreement are cumulative and not alternative.  Neither any failure nor any delay by a party in exercising any right, power or privilege under this Agreement, any Proxy or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.  To the maximum extent permitted by law, (a) no claim or right arising out of this Agreement, any Proxy or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in a written document signed by each other party hereto against whom such waiver or renunciation is charged, (b) no waiver that may be given by a party hereto will be applicable except in the specific instance for which it is given, and (c) no notice to or demand on one party hereto will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement, any applicable Proxy or the documents referred to in this Agreement.

Section 4.9                                      Governing Law.  This Agreement and all acts and transaction pursuant hereto, and the rights of obligations of the parties hereto and any dispute arising out of, relating to or in connection with this Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to any provisions that might require the application of the Law of a different jurisdiction.

Section 4.10                                Consent to Jurisdiction.

(a)                                  Each of the parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in a state or federal court located in Delaware.  In addition, each of Buyer, Acquisition Sub and the Stockholders hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the District of Delaware (or, if such court does not have jurisdiction over the subject matter of such proceeding or if such jurisdiction is not available, in the Court of Chancery of the State of Delaware, County of New Castle), not to bring any claim regarding such a dispute in any other court, and to waive unconditionally any objection to the laying of venue in such forum, including any claim of inconvenient forum. Each of the parties further agree that service of any process, summons, notice or document by U.S. registered mail to the address set forth above or on Schedule I hereto, as applicable, shall be effective service of process for any action, suit or proceeding brought against such party in any such court.  The parties agree that a final judgment in any such dispute shall be conclusive and may be enforced in other jurisdictions by suits on the judgment or in any other manner provided by law.

(b)                                 Each of Buyer, Acquisition Sub and the Stockholders irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by personal delivery of copies of such process to such party. Nothing in this Section 4.10 shall affect the right of any party to serve legal process in any other manner permitted by Law.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW,  ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 4.11                                Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same instrument.

Section 4.12                                Termination.  This Agreement and all obligations hereunder shall terminate at the Termination Time.

Section 4.13                                Expenses.  Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

Section 4.14                                Headings; Construction.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  In this Agreement (a) words denoting the singular include the plural and vice versa, (b) “it” or “its” or words denoting any gender include all genders and (c) the word “including” shall mean “including, without limitation,” whether or not expressed.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

TEVA PHARMACEUTICAL INDUSTRIES LIMITED

By:
Name:	Itzhak Krinsky, Ph.D.
Title:	Corporate Vice President - Business
Development

By:
Name:	Dr. Gerard Van Odijk
Title:	Group Vice President - Europe

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

ACQUISITION SUB:

BERYLLIUM MERGER CORPORATION

By:
Name:	Richard Egosi
Title:	President and CEO

[SIGNATURE PAGE TO VOTING AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

STOCKHOLDER:

[·]

Name:

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SCHEDULE I

Name and Address of Stockholder	Beneficially Owned Common Stock
Michael McGovern 5910 Long Island Drive Atlanta, GA 30328	3,194,428
James R. Murphy 4 John Stark Lane Hampton, NH 03842	1,165,599
Elizabeth McGovern 5910 Long Island Drive Atlanta, GA 30328	100,000

EXHIBIT A

IRREVOCABLE PROXY

Dated:  March 31, 2008

The undersigned holder (the “Stockholder”) of securities of Bentley Pharmaceuticals, Inc., a Delaware corporation (the “Company”), hereby irrevocably (to the full extent permitted by Section 212 of the Delaware General Corporation Law (the “DGCL”)) appoints Teva Pharmaceutical Industries Limited, an Israeli corporation (the “Buyer”), as the sole and exclusive attorney and proxy of the Stockholder, with full power of substitution and resubstitution, to vote and exercise all voting rights expressly provided herein (to the full extent that the Stockholder is entitled to do so) with respect to the Subject Securities.  Upon the Stockholder’s execution of this Proxy, any and all prior proxies given by the Stockholder with respect to the Subject Securities are hereby revoked and the Stockholder agrees not to grant any subsequent proxies with respect to the Subject Securities at any time prior to the “Termination Time” under the Voting Agreement.

This Proxy is irrevocable (to the fullest extent permitted by Section 212 of the DGCL, is coupled with an interest and is granted pursuant to that certain Voting Agreement, dated as of the date hereof (as amended from time to time, the “Voting Agreement”), by and among Buyer, Acquisition Sub (as defined in the Voting Agreement), the Stockholder and certain other holders of securities of the Company, and is granted in consideration of Buyer entering into the Merger Agreement (as defined in the Voting Agreement).  For the purposes of this Proxy, “Subject Securities” has the meaning set forth in the Voting Agreement.

The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the Stockholder, at any time after the date hereof and prior to the Termination Time (as defined in the Voting Agreement), to act as the Stockholder’s attorney and proxy to vote the Subject Securities, and to exercise all voting and other rights of the Stockholder with respect to the Subject Securities (including, without limitation, the power to execute and deliver written consents pursuant to Section 228 of the Delaware General Corporation Law or otherwise), at every annual or special meeting (and, in each case, any adjournment or postponement thereof) of the holders securities of the Company at which the Subject Securities are entitled to vote and in every written consent in lieu of any such meeting (or adjournment or postponement) solely in the manner set forth in Section 2.2(a) of the Voting Agreement.

The Stockholder may vote the Subject Securities on all other matters not referred to in this Proxy, and the attorneys and proxies named above may not exercise this Proxy with respect to such other matters.

This Proxy shall be binding upon the heirs, estate, executors, personal representatives, successors and assigns of the Stockholder (including any transferee of the Subject Securities).

This Proxy will terminate and become null and void and of no further effect upon the termination of the Voting Agreement pursuant to Section 4.12 thereof.

If any provision of this Proxy or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, as determined by a court of competent jurisdiction, then (a) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent, (b) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction, and (c) the invalidity or unenforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this Proxy.  Each provision of this Proxy is separable from every other provision of this Proxy, and each part of each provision of this Proxy is separable from every other part of such provision.

STOCKHOLDER:

Printed Name:

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